Merle Ferguson

2020 General Booth Blvd., Suite 230

Virginia Beach, Virginia 23454

November 29, 2021

Board of Directors

BioForce Nanoscience, Inc.

2020 General Booth Blvd., Suite 253

Virginia Beach, Virginia 23454

Dear Board of Directors,

I, Merle Ferguson, on the close of business, Monday, November 29, 2021, hereby resign as BioForce Nanosciences Holdings, Inc.’s (BFNH) Chief Executive Officer and President.

I had no conflicts and no disputes with BFNH’s Management, the Board of Directors, Auditors, Employees, Consultants, and other Service Providers.

I will remain as Chairman of Board of the Company.

With Warmest Regards,

/s/ Merle Ferguson

Merle Ferguson